Exhibit 99.2

August 21, 2006
For 8:00 am EST Release

Contacts:	Shareholders'/Analysts' Inquiries:	Media Inquiries:
	Robbin Moore	Chris Ahearn
	704-758-3579	704-758-2304

Lowe's Announces Additional $2 Billion Authorization Under Its Share Repurchase Program and Declares Cash Dividend

Mooresville, N.C., August 21- The Board of Directors of Lowe's Companies, Inc. (NYSE: LOW) has approved an increase in its current share repurchase program of up to $2 billion through fiscal 2008, effective immediately. Since 2004, the company has repurchased $3 billion of its shares which exhausted its prior repurchase authorization. This program is intended to be implemented through purchases made from time to time either in the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. As of August 4, 2006 the company had 1.54 billion shares outstanding.

Additionally, the Board has declared a quarterly cash dividend of five cents ($0.05) per share, payable November 3, 2006, to shareholders of record as of October 20, 2006. Lowe's has paid a cash dividend each quarter since going public in 1961.

"With the strength of our balance sheet, we believe the most efficient way to return capital to our shareholders is through ongoing dividend payments and share repurchases,” commented Robert A. Niblock, Lowe's chairman, president and CEO. “The increased authorization in the stock repurchase program further underscores our continued confidence in the company’s prospects for long-term growth.”

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to, the company's determination from time to time whether to purchase any shares under the repurchase program.

With fiscal year 2005 sales of $43.2 billion, Lowe's Companies, Inc. is a FORTUNE® 50 company that serves approximately 12 million customers a week at more than 1,275 home improvement stores in 49 states. Based in Mooresville, N.C., the 60-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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